Exhibit 10.75

Sean Apfelbaum

XXXXXX

XXXXXX

July 28, 2025

Dear Sean,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of General Counsel at Vireo Growth Inc. (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

You will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will also perform duties and responsibilities on behalf of the Company and its subsidiaries and affiliates, as may be required from you from time to time. You may be required to travel from time to time in performing your duties and responsibilities. You agree to devote your business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from (i) devoting reasonable periods of time to charitable and community activities, provided that none of such activities interfere with the performance of your duties hereunder or creates a conflict of interest or (ii) devoting time to business activities at Chicago Atlantic Advisers, LLC (“Chicago Atlantic”). The Company acknowledges that you are also employed at Chicago Atlantic and hereby confirms its consent to such role.

Location

Your principal place of employment shall be in Chicago, IL, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, this offer is based on a mutually acceptable start date of July 28, 2025.

Base Salary

In consideration of your services, you will be paid an initial base salary of $350,000 per year, subject to review from time to time, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. By virtue of your duties and your salary compensation, you will be classified as an exempt employee under federal and state wage and hour laws.

Stock Grant

In consideration of your services, upon your execution of this letter, you will be granted stock of the Company in an amount equal to $100,000.

Annual Discretionary and Retention Bonus

Your target discretionary bonus opportunity will be $175,000 per year, composed of a $75,000 cash bonus and a grant of stock of the Company in an amount equal to $100,000 per year, such bonus shall be due and payable on or about December 31 each calendar year. The calculation and award of the bonus will be at the discretion of the Member of the Company (the “Board”) based on a number of factors, including overall Company results and individual performance. The Board’s discretionary determination regarding your bonus is final and binding. In the event a bonus is awarded to you for any partial year of employment, you will receive a pro-rated annual bonus based on the number of days you were employed during the year. As this annual bonus has a retention incentive component, no bonus is deemed earned unless you remain continuously employed and not have tendered your resignation through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees, including group medical, dental, vision and life insurance, and retirement program, subject to the terms and conditions of such plans and programs.

You will also be entitled to any fringe benefits and perquisites that may in the future be made available to other similarly situated employees of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

At-will Employment

In the dynamic environment in which the Company does business, the Company must be able to respond rapidly to business changes. We are also aware that employees want the freedom to respond to changing career opportunities. For these reasons, employment at the Company will be on an at-will basis. This means you are free to terminate your employment and the Company may terminate your employment, at any time, with or without cause or advance notice, and for any lawful reason or no particular reason. Any oral representations to the contrary are invalid. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by a member of the Board of the Company. If your employment with the Company is terminated for any reason, you will not be eligible to receive any severance, unless otherwise agreed to by the Company in writing.

Governing Law

This offer letter shall be governed by the laws of the State of Illinois, without regard to conflict of law principles.

Initial: /s/ TM /s/ SA

Contingent Offer

This offer is contingent upon:

a.	Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

b.	Satisfactory completion of reference and background checks.

c.	Your execution of the Company’s confidentiality and non-competition agreements.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any confidential information obtained in the course of employment with your current or former employer during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information. We hereby acknowledge your position at Chicago Atlantic and confirm that your role at Chicago Atlantic does not violate any confidentiality, non-competition or non-solicitation agreement that you may sign with us.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until close of business three days from the date hereof, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

On behalf of Vireo Growth Inc.

Signed: /s/ Tyson Macdonald

Name: Tyson Macdonald

Title:CFO

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Signed: /s/ Sean Apfelbaum

Name: Sean Apfelbaum

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Date:8/2/2025